UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                 SCHEDULE 13G/A

                                (Amendment No. 2)

                    Under the Securities Exchange Act of 1934

                               Pharmacyclics Inc.
                         ------------------------------
                                (Name of issuer)

                                  Common Stock
                         ------------------------------
                         (Title of class of securities)

                                    716933106
                         ------------------------------
                                 (CUSIP number)

                                December 31, 2001
                         ------------------------------
            (Date of Event which requires filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this schedule is filed:

                               |_| Rule 13d-1 (b)
                               |X| Rule 13d-1 (c)
                               |_| Rule 13d-1 (d)

---------------------                                ---------------------------
CUSIP No. 716933106               13G/A                 Page 2 of 10 Pages
---------------------                                ---------------------------


---- ---------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Deutsche Bank AG
---- ---------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                   (b) |_|
---- ---------------------------------------------------------------------------
 3   SEC USE ONLY

---- ---------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Federal Republic of Germany
--------------------------------------------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
BENEFICIALLY OWNED BY               7,200
EACH REPORTING               ------ --------------------------------------------
PERSON WITH                         SHARED VOTING POWER
                             6      0
                             ------ --------------------------------------------
                                    SOLE DISPOSITIVE POWER
                             7      7,200
                             ------ --------------------------------------------
                                    SHARED DISPOSITIVE POWER
                             8      0
---- ---------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     7,200
---- ---------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES                                                       |_|
---- ---------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.0%
---- ---------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     HC, BK, CO
---- ---------------------------------------------------------------------------

---------------------                                ---------------------------
CUSIP No. 716933106               13G/A                 Page 3 of 10 Pages
---------------------                                ---------------------------


---- ---------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Deutsche Asset Management Europe GmbH (f/k/a Deutsche Fonds Holding GmbH)
---- ---------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) |_|
                                                                  (b) |_|
---- ---------------------------------------------------------------------------
 3   SEC USE ONLY

---- ---------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Federal Republic of Germany
--------------------------------------------------------------------------------
NUMBER OF SHARES                 5     SOLE VOTING POWER
BENEFICIALLY OWNED BY                  0
EACH REPORTING                 ------- -----------------------------------------
PERSON WITH                      6     SHARED VOTING POWER
                                       0
                               ------- -----------------------------------------
                                 7     SOLE DISPOSITIVE POWER
                                       0
                               ------- -----------------------------------------
                                 8     SHARED DISPOSITIVE POWER
                                       0
---- ---------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
---- ---------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES                                                       |_|
---- ---------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.0%
---- ---------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     HC
---- ---------------------------------------------------------------------------

---------------------                                ---------------------------
CUSIP No. 716933106               13G/A                 Page 4 of 10 Pages
---------------------                                ---------------------------


---- ---------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DWS Investment GmbH
---- ---------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) |_|
                                                                     (b) |_|
---- ---------------------------------------------------------------------------
 3   SEC USE ONLY

---- ---------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Federal Republic of Germany
--------------------------------------------------------------------------------
NUMBER OF SHARES                 5     SOLE VOTING POWER
BENEFICIALLY OWNED BY                  0
EACH REPORTING                ------- -----------------------------------------
PERSON WITH                      6     SHARED VOTING POWER
                                       0
                               ------- -----------------------------------------
                                 7     SOLE DISPOSITIVE POWER
                                       0
                               ------- -----------------------------------------
                                 8     SHARED DISPOSITIVE POWER
                                       0
---- ---------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
---- ---------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES                                                       |_|
---- ---------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.0%
---- ---------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     CO
---- ---------------------------------------------------------------------------

Item 1(a).     Name of Issuer:

               Pharmacyclics Inc. (the "Issuer")

Item 1(b).     Address of Issuer's Principal Executive Offices:

               The address of the Issuer's principal executive offices is 995 East Arques Avenue, Sunnyvale, CA 94086-4521.

Item 2(a).     Name of Person Filing:

               This statement is filed on behalf of Deutsche Bank AG ("DBAG"), Deutsche Asset Management Europe GmbH (f/k/a Deutsche Fonds Holding GmbH) ("DWS Group") and DWS Investment GmbH ("DWS" and, together with DBAG and DWS Group, the "Reporting Persons"). This Schedule 13G/A is being filed pursuant to Rule 13d-2(b).

Item 2(b).     Address of Principal Business Office or, if none, Residence:

               The principal place of business of DBAG is Taunusanlage 12, D-60325, Frankfurt am Main, Federal Republic of Germany.

               The principal place of business of DWS Group is Feldbergstrasse 22, 60323 Frankfurt, Federal Republic of Germany.

               The principal place of business of DWS is Gruenburgweg 113-115, 60612 Frankfurt, Federal Republic of Germany.

Item 2(c).     Citizenship:

               The citizenship of each of the Reporting Persons is set forth on the applicable cover page.

Item 2(d).     Title of Class of Securities:

               The title of the securities is Common Stock (the "Common Stock").

Item 2(e).     CUSIP Number:

               The CUSIP number of the Common Stock is set forth on the cover page.

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

               (a) |_| Broker or dealer registered under section 15 of the Act;

               (b) |_| Bank as defined in section 3(a)(6) of the Act;

               (c) |_| Insurance Company as defined in section 3(a)(19) of the
                       Act;

               (d) |_| Investment Company registered under section 8 of the
                       Investment Company Act of 1940;

               (e) |_| An investment adviser in accordance with Rule 13d-1
                       (b)(1)(ii)(E);

               (f) |_| An employee benefit plan, or endowment fund in accordance
                       with Rule 13d-1 (b)(1)(ii)(F);

               (g) |_| A parent holding company or control person in accordance
                       with Rule 13d-1 (b)(1)(ii)(G);

               (h) |_| A savings association as defined in section 3(b) of the
                       Federal Deposit Insurance Act;

               (i) |_| A church plan that is excluded from the definition of an
                       investment company under section 3(c)(14) of the Investment Company Act of 1940;

               (j) |_| Group, in accordance with Rule 13d-1 (b)(1)(ii)(J).

               If this statement is filed pursuant to Rule 13d-1 (c), check this box. |X|

Item 4.        Ownership.

               (a) Amount beneficially owned:

                   Each of the Reporting Persons owns the amount of the Common
               Stock as set forth on the applicable cover page.

               (b) Percent of class:

                   Each of the Reporting Persons owns the percentage of the
               Common Stock as set forth on the cover page.

               (c) Number of shares as to which such person has:

                   (i) sole power to vote or to direct the vote:

                       Each of the Reporting Persons has the sole power to vote
                   or direct the vote of the Common Stock as set forth on the applicable cover page.

                   (ii) shared power to vote or to direct the vote:

                       Each of the Reporting Persons has the shared power to
                   vote or direct the vote of the Common Stock as set forth on the cover page.

                   (iii) sole power to dispose or to direct the disposition of:

                       Each of the Reporting Persons has the sole power to
                   dispose or direct the disposition of the Common Stock as set forth on the cover page.

                   (iv) shared power to dispose or to direct the disposition of:

                       Each of the Reporting Persons has the shared power to
                   dispose or direct the disposition of the Common Stock as set forth on the cover page.

Item 5.        Ownership of Five Percent or Less of a Class.

               If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities check the following [x].

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               Not applicable.

Item 8.        Identification and Classification of Members of the Group.

               Not applicable.

Item 9.        Notice of Dissolution of Group.

               Not applicable.

Item 10.       Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2002



                                                  DEUTSCHE BANK AG



                                                  By: /s/ Jeffrey A. Ruiz
                                                      -------------------
                                                      Name:  Jeffrey A. Ruiz
                                                      Title: Vice President



                                                  By: /s/ Margaret M. Adams
                                                      ---------------------
                                                      Name:   Margaret M. Adams
                                                      Title:  Director

                                                                       EXHIBIT 1



        Consent of Deutsche Asset Management Europe GmbH (f/k/a Deutsche
                              Fonds Holding GmbH)
                              -------------------



               The undersigned agrees that the Schedule 13G/A executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG, Deutsche Asset Management Europe GmbH (f/k/a Deutsche Fonds Holding GmbH) and DWS Investment GmbH pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934.

Dated:  February 13th, 2002



                                               DEUTSCHE ASSET MANAGEMENT
                                                  EUROPE GMBH (F/K/A DEUTSCHE
                                                  FONDS HOLDING GMBH)



                                               By: /s/ Dr. Dieter Eisele
                                                   ---------------------
                                                   Name:  Dr. Dieter Eisele
                                                   Title: Global Head of
                                                          Compliance



                                               By: /s/ Michaela Bundschuh
                                                   ----------------------
                                                   Name:  Michaela Bundschuh
                                                   Title: Head Position
                                                          Monitoring

                                                                       EXHIBIT 2



                         Consent of DWS Investment GmbH
                         ------------------------------


               The undersigned agrees that the Schedule 13G/A executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG, Deutsche Asset Management Europe GmbH (f/k/a Deutsche Fonds Holding GmbH) and DWS Investment GmbH pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934.

Dated:  February 13th, 2002



                                                 DWS INVESTMENT GMBH



                                                 By: /s/ Dr. Dieter Eisele
                                                     ---------------------
                                                     Name:  Dr. Dieter Eisele
                                                     Title: Global Head of
                                                            Compliance



                                                 By: /s/ Michaela Bundschuh
                                                     ----------------------
                                                     Name:  Michaela Bundschuh
                                                     Title: Head Position
                                                            Monitoring